Exhibit 10.1

GCD CONSULTANTS, LLC

CRUMBS AGREEMENT

Agreement (the “Agreement”) made effective January 1, 2013, by and between CRUMBS HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware with its executive office at 110 W. 40th Street, Suite 2100, New York, New York 10018 (hereinafter “CRUMBS”) and GCD CONSULTANTS LLC, a limited liability company organized under the laws of the State of Delaware with its principal office at 1000 Winter Street, Suite 2800, Waltham, Massachusetts 02451 (hereinafter “GCD”). This Agreement shall replace and supersede the existing agreement dated January 1, 2011, and the existing agreement shall be null and void as of the date of this Agreement.

1. CRUMBS hereby agrees to engage the services of GCD for the purposes outlined below for the period commencing on January 1, 2013, and ending on December 31, 2015, unless this Agreement is earlier terminated pursuant to the terms herein.

Services (the “Services”) to be performed by GCD shall be:

(a)	Strategic planning for the placement of CRUMBS retail stores (which stores may be owned and/or operated by CRUMBS, its parents or its subsidiaries) at sites within markets designated by CRUMBS; including in-line stores and kiosk locations,

(b)	Identification of appropriate CRUMBS retail store sites within enclosed shopping centers, life-style centers and street retail districts in the United States;

(c)	Acting as CRUMBS’s representative to inform real estate landlords about the CRUMBS retail store concept;

(d)	Assisting CRUMBS with negotiations of business terms and conditions for CRUMBS retail stores with landlords; and

(e)	Consultation with CRUMBS’ legal counsel in lease negotiations for such CRUMBS retail store leases. GCD shall not be responsible for the negotiation of any legal provisions of any lease.

2. During the term of this Agreement, CRUMBS agrees that GCD will exclusively represent CRUMBS for the services outlined in Paragraph 1, and CRUMBS will not engage any other broker, agent or consultant to represent CRUMBS with respect to these services while this Agreement remains in effect. It is expressly understood by both parties to this Agreement that should CRUMBS, at any time during the term of this Agreement, establish a company-owned retail location on its own behalf, such action shall be considered as if the location were established by GCD, and any applicable LEASE EXECUTION FEE provided for in Paragraph 3 shall apply.

3. For and in consideration of the Services to be provided by GCD, CRUMBS agrees to pay GCD during the term of this Agreement:

(a)	An annual GUARANTEED PAYMENT of $420,000.00, payable in equal monthly installments of THIRTY FIVE THOUSAND DOLLARS ($35,000.00) on the first day of each month during the term of this Agreement, commencing January 1, 2013. The GUARANTEED PAYMENT shall include a monthly RETAINER FEE of $10,000.00 and LEASE EXECUTION FEES with respect to the first 12 retail store locations leased by CRUMBS in each year during the term of this Agreement.

(b)	Subject to section (a) of this Paragraph, a LEASE EXECUTION FEE for each retail store, in-line store or kiosk location leased by CRUMBS during the term of the Agreement, which fee shall be payable upon full execution of a lease by CRUMBS and the landlord of such location in accordance with the following fee schedule for each contract year:

Locations 13-20: $25,000.00,

Locations 21-30: $20,000.00,

Locations 31+: $15,000.00

The LEASE EXECUTION FEE for any kiosk location leased by CRUMBS with a lease term of five years or less shall be $20,000.00.

(c)	GCD agrees that if GCD or any principals or affiliates of GCD receive any compensation from landlords or other third parties with respect to any of the first 5 retail store locations leased by CRUMBS in each year during the term of this Agreement, the GUARANTEED PAYMENT or PAYMENTS next due shall be reduced by the amount of such compensation. If GCD, its principals or affiliates receive any such compensation with respect to other retail store locations leased by CRUMBS, then CRUMBS shall not be obligated to pay the LEASE EXECUTION FEE associated with the particular transaction.

4. (a) If (i) CRUMBS has approved a retail store location; and (ii) GCD has fully negotiated all business terms of the applicable lease to CRUMBS’ satisfaction; and (iii) all other terms of such lease have been negotiated to CRUMBS’ satisfaction; and (iv) CRUMBS reverses its decision to lease such location, then such lease shall be deemed to have been executed for the purposes of Paragraph 3 of this Agreement.

(b)	If any landlord with respect to a CRUMBS retail store location fails to give CRUMBS possession of the premises substantially in accordance with the terms of the relevant lease, and if CRUMBS cancels such lease as a result thereof, then such lease shall be deemed never to have been executed for the purposes of Paragraph 3 of this Agreement. In such case, GCD shall promptly refund to CRUMBS any LEASE EXECUTION FEE paid by CRUMBS with respect to such location.

5. GCD shall pay all its expenses incurred in the rendition of the Services and in the performance of its obligations under this Agreement. If, however, CRUMBS requests GCD to undertake travel for other purposes, then CRUMBS shall reimburse GCD’s travel expenses so incurred, at cost, according to CRUMBS’ customary travel expense reimbursement practices.

6. It is understood by both parties to this Agreement that CRUMBS is not in any way obligated to accept any of the locations offered by GCD, but shall in its sole discretion, accept or refuse locations made available by GCD. CRUMBS has the sole authority to accept, and shall assume full and total responsibility for any acceptance by CRUMBS of, an offer to lease.

7. At any time during the term of this Agreement, either CRUMBS or GCD may terminate this Agreement upon sixty (60) days written notice to the other party. The 60 day period will begin on the first day of the month following the month in which notice is given. In the event of such termination, CRUMBS shall pay all fees, in accordance with this Agreement, that are due and payable to GCD for Services rendered through and until the date on which the termination of the Agreement shall take effect. The obligation of CRUMBS to pay any GUARANTEED PAYMENTS and LEASE EXECUTION FEES payable at the time of termination, shall survive the termination of the Agreement, as shall the obligation of GCD for payment of any amounts then owing by GCD to CRUMBS.

8. In connection with any disputes or litigation arising out of this Agreement, each party shall respectively be responsible for its own costs incurred, including reasonable attorney’s fees and costs for services rendered in connection with such litigation (including appellate proceedings and post-judgment proceedings). The validity, interpretation, and performance of this Agreement shall be governed by and construed under the laws of the State of New York, to the jurisdiction of whose courts the parties hereby consent. Neither party shall be liable to the other party for any indirect, special, incidental or consequential damages however caused and under any theory of liability, including, without limitation, contract, products liability, strict liability or negligence, even if such party was or should have been aware of the possibility of such damages.

9. GCD acknowledges that, in the course of providing the Services under this Agreement, it will acquire proprietary information of CRUMBS, its parents and subsidiaries. GCD covenants and agrees that it shall keep all information relating to CRUMBS, its parent and subsidiaries, disclosed by CRUMBS to GCD pursuant to this Agreement or otherwise, strictly confidential and shall disclose such information only to its officers, directors and employees if such persons (a) need to know such information in connection with the work to be performed hereunder, and (b) have written agreements with GCD, or have a fiduciary duty to GCD, obligating them to maintain the information under terms no less onerous than those provided for herein. In the event of a violation of this paragraph, in addition to any other remedies at law or equity that may be available to CRUMBS, CRUMBS shall be entitled to injunctive relief.

10. This is the entire Agreement between CRUMBS and GCD. No representations were made or relied upon by either party, other than those expressly set forth herein. This Agreement may not be amended except by a writing executed by a duly authorized officer of each party. No waiver shall be effective unless in writing, signed by a duly authorized officer of the party to be charged, and no waiver shall be a continuing waiver.

11. All notices to be given pursuant to this Agreement shall be in writing and transmitted by overnight delivery service or by certified mail, return receipt requested, addressed as follows:

GCD CONSULTANTS LLC	CRUMBS HOLDINGS LLC
1000 Winter Street	110 W. 40TH Street
Suite 2800	Suite 2100
Waltham, Massachusetts 02451	New York, NY 10018

IN WITNESS WHEREOF, the parties have executed this instrument as of the dates set forth below.

CRUMBS HOLDINGS LLC

By: /s/ Julian R. Geiger

Julian R. Geiger, President & CEO

Dated: January 22, 2013

GCD CONSULTANTS LLC

By: /s/ Charles S. Gervais

Charles S. Gervais, CEO

Dated: January 18, 2013